Exhibit 10.3

EXECUTION VERSION

COLLATERAL MANAGEMENT AGREEMENT, dated as of May 23, 2024, between:

HPS Corporate Lending Fund, a statutory trust duly formed and validly existing under the laws of the State of Delaware (together with any successor hereunder, the “Collateral Manager”); and HLEND CLO 2024-2, LLC, a limited liability company duly formed and validly existing under the laws of the State of Delaware (the “Issuer”).

The Issuer is a party to an Indenture (as amended, restated, supplemented or otherwise modified from time to time, the “Indenture”), dated as of even date herewith, between the Issuer, and U.S. Bank Trust Company, National Association, as trustee (together with any successor trustee permitted under the Indenture, the “Trustee”).

The Issuer wishes to enter into this Collateral Management Agreement, pursuant to which the Collateral Manager agrees to perform, on behalf of the Issuer, certain duties in the manner and on the terms set forth herein and to perform such additional duties as are consistent with the terms of this Agreement, the Collateral Administration Agreement and the Indenture, and the Collateral Manager has the capacity to provide the services required hereby and is prepared to perform such duties upon the terms and conditions set forth herein.

In consideration of the foregoing and the mutual agreements hereinafter contained, the parties hereto agree as follows:

Section 1. Definitions.

Capitalized terms used but not defined herein have the respective meanings given to such terms in the Indenture and are incorporated by reference herein. As used herein, the following terms have the following respective meanings (and all terms defined in this Section 1 or in other provisions of this Agreement in the singular have the same meanings when used in the plural and vice versa):

“Actions”: The meaning set forth in Section 10(b).

“Advisers Act”: The United States Investment Advisers Act of 1940, as amended.

“Affiliate” shall have the meaning given to such term in the Indenture, provided that, when used herein with respect to the Collateral Manager, the term “Affiliate” shall include the BDC Advisor.

“Aggregate Collateral Management Fees”: The meaning set forth in Section 8(e).

“Aggregate Senior Collateral Management Fee”: The meaning set forth in Section 8(c).

“Aggregate Subordinate Collateral Management Fee”: The meaning set forth in Section 8(e).

“Agreement”: This Collateral Management Agreement, as amended from time to time, including any exhibit, schedule or annex hereto.

“BDC Advisor”: HPS Advisors, LLC, a Delaware limited liability company.

“Collateral Assets”: Any of the Issuer’s Collateral Obligations, Equity Securities, Workout Loans, Restructured Obligations, Eligible Investments or any obligations received in respect thereof.

“Collateral Management Fees”: The meaning set forth in Section 8(a).

“Collateral Manager”: The meaning set forth in the recitals.

“Collateral Manager Breaches”: The meaning set forth in Section 10(a).

“Collateral Manager Entities”: The Collateral Manager, the BDC Advisor, HPS and certain affiliates of the Collateral Manager, the BDC Advisor and HPS and funds managed by the Collateral Manager, the BDC Advisor and HPS as counterparty.

“Collateral Manager Incentive Fee”: The meaning set forth in Section 8(a).

“Collateral Manager Information”: Information contained in the sections in the Offering Circular entitled “Risk Factors—Relating to the Collateral Manager,” “Risk Factors—Relating to Certain Conflicts of Interest—The Issuer will be subject to various conflicts of interest involving the Collateral Manager, the BDC Advisor and their affiliates, clients and service providers,” “The Collateral Manager,” “The EU/UK Retention Holder and EU/UK Risk Retention Requirements—Description of the EU/UK Retention Holder,” “The EU/UK Retention Holder and EU/UK Risk Retention Requirements—Origination of Collateral Obligations,” “The Depositor” and the fifth paragraph under the heading “Risk Factors—General Commercial Risks—Legislative and regulatory actions in the United States and Europe may adversely affect the Issuer and the Debt—U.S. Risk Retention Rules”, including, in each case, the sub-headings thereunder.

“Collateral Manager Notes”: Any Notes owned by the Collateral Manager, an Affiliate thereof, or any account, fund, client or portfolio established and controlled by the Collateral Manager or an Affiliate thereof or for which the Collateral Manager or an Affiliate thereof acts as the investment adviser or with respect to which the Collateral Manager or an Affiliate thereof exercises discretionary control thereover (including the Depositor); provided that Collateral Manager Notes shall not include any Debt held by an entity managed by the Collateral Manager or an Affiliate thereof if such entity has retained discretionary voting authority over matters in connection with which Collateral Manager Notes would be disregarded for purposes of determining whether the holders of the requisite Aggregate Outstanding Amount of Debt have given any request, demand, authorization, direction, notice, consent or waiver under the Indenture or this Agreement.

“Cumulative Deferred Senior Management Fee”: The meaning set forth in Section 8(c).

“Cumulative Deferred Subordinate Management Fee”: The meaning set forth in Section 8(e).

“Current Deferred Senior Management Fee”: The meaning set forth in Section 8(c).

“Current Deferred Subordinate Management Fee”: The meaning set forth in Section 8(e).

“Expenses”: The meaning set forth in Section 10(b).

“Governing Instruments”: The memorandum, articles or certificate of incorporation or association and by-laws, if applicable, in the case of a corporation; the partnership agreement, in the case of a partnership; the certificate of formation and limited liability company agreement, in the case of a limited liability company; or the declaration of trust, in the case of a business trust.

“HPS”: HPS Investment Partners, LLC.

“HPS Entities”: The Collateral Manager, the BDC Advisor, HPS and their respective Affiliates.

“Indemnified Parties”: The meaning set forth in Section 10(b).

“Indemnifying Party”: The meaning set forth in Section 10(b).

“Indenture”: The meaning set forth in the recitals.

“Independent Review Party”: The meaning set forth in Section 5(b).

“Internal Rate of Return”: The rate of return on the Subordinated Notes that would result in a net present value of zero, assuming (i) an initial negative cash flow equal to the purchase price of the Subordinated Notes and all payments to Holders of the Subordinated Notes on the current and each preceding Payment Date as subsequent positive cash flows (including the Redemption Date), if applicable, (ii) the initial date for the calculation as of the Closing Date, (iii) the number of days to each subsequent Payment Date from the Closing Date calculated on an actual/365-day basis and (iv) such rate of return shall be calculated using the XIRR function in Microsoft Excel (or any successor program).

“Issuer”: The meaning set forth in the recitals.

“Liabilities”: Any loss, damage, cost, charge, claim, demand, expenses, judgment, action, proceedings, obligations, penalties, assessments or other liabilities whatsoever (including, without limitation, in respect of taxes, duties, levies, imposts and other charges and all legal fees and disbursements incurred in defending or disputing any of the foregoing).

“Offering Circular”: The final Offering Circular with respect to the Debt dated May 22, 2024.

“Proceeding”: The meaning set forth in Section 23.

“Senior Collateral Management Fee”: The meaning set forth in Section 8(a).

“Senior Collateral Management Fee Shortfall Amount”: The meaning set forth in Section 8(b).

“Subordinate Collateral Management Fee”: The meaning set forth in Section 8(a).

“Subordinate Collateral Management Fee Shortfall Amount”: The meaning set forth in Section 8(d).

“Successor Criteria”: The meaning set forth in Section 12(c).

“Successor Manager”: Any successor collateral manager appointed pursuant to this Agreement.

“Target Return”: With respect to any Payment Date (calculated from the Closing Date to and including such Payment Date), the amount that, together with all amounts paid to the Holders of the Subordinated Notes pursuant to the Priority of Payments on or prior to such Payment Date (including by giving effect to payments made on such Payment Date), would cause the holders of the Subordinated Notes to first achieve an Internal Rate of Return of 12.0% on the Aggregate Outstanding Amount of Subordinated Notes issued on the Closing Date.

“Trustee”: The meaning set forth in the recitals.

Section 2. General Duties and Covenants of the Collateral Manager.

The Collateral Manager shall provide services to the Issuer and hereby covenants to the Issuer as follows.

(a) Subject to and in accordance with the terms of the Indenture, the Collateral Administration Agreement and this Agreement, the Collateral Manager agrees, and is hereby authorized, to supervise and direct the investment, disposition and reinvestment of the Collateral Assets, and shall perform on behalf of the Issuer (or direct the performance of) investment-related duties and functions, including, without limitation, furnishing Issuer Orders on behalf of the Issuer, and the Collateral Manager shall have the power to execute and deliver all necessary and appropriate documents and instruments on behalf of the Issuer with respect thereto (including the execution of assignments and other related documents on behalf of the Issuer reasonably necessary in connection with the acquisition or disposition of any Collateral Asset by the Issuer). The Collateral Manager, in performing its duties under this Agreement and the Transaction Documents, shall act in good faith and exercise reasonable care, using a degree of skill and attention no less than that which the Collateral Manager exercises with respect to comparable assets that it manages for itself and its Affiliates in accordance with its existing practices and procedures relating to assets of the nature and character of the Collateral Assets and in a manner consistent with the degree of skill and attention exercised by reasonable and prudent institutional managers of national standing of assets of the nature and character of the Collateral Assets, except as expressly provided otherwise herein and in the Indenture; provided that, the Collateral Manager shall not be liable for any losses resulting from any failure to satisfy the foregoing standard of care except to the extent such failure would result in liability pursuant to Section 10(a).

(b) The Collateral Manager shall not be bound to follow any amendment or supplement to the Indenture unless it has consented thereto. The Issuer hereby agrees that it shall not permit to become effective any supplemental indenture unless the Collateral Manager has been given prior written notice of such amendment and the Collateral Manager has expressly consented thereto in writing.

(c) The Collateral Manager shall select each Collateral Asset in accordance with the terms of the Indenture (including the Investment Criteria and the other provisions of Article XII of the Indenture) and will facilitate its Delivery thereunder.

(d) The Collateral Manager shall monitor the Collateral Assets on behalf of the Issuer and, on an ongoing basis (and in conjunction with the Collateral Administrator), provide to the Issuer (or assist the Issuer in providing) all reports, schedules and other data which the Issuer is required to prepare and deliver under the Indenture, in such forms and containing such information required thereby, in reasonably sufficient time for such required reports, schedules and data to be reviewed and delivered by the Issuer to the parties entitled thereto under the Indenture. In addition, the Collateral Manager shall cooperate with the Collateral Administrator (to the extent reasonably requested by the Collateral Administrator or as required under the Collateral Administration Agreement) in connection with the performance by the Collateral Administrator of its obligations under the Collateral Administration Agreement. The Collateral Manager shall, on behalf of the Issuer, from sources of information normally available to it as an institutional manager of assets, obtain information concerning whether a Collateral Asset has become a Defaulted Obligation, a Credit Risk Obligation, a Credit Improved Obligation, a Senior Secured Loan, an Unsecured Loan, a Restructured Obligation, a Workout Loan or an Equity Security. The Collateral Manager shall provide to the Rating Agency upon request reasonably available information regarding the Assets, including information required to obtain a credit estimate. The Collateral Manager, on behalf of the Issuer, may retain a third-party service provider to prepare periodic reports setting forth a modeled valuation of the Subordinated Notes based on certain assumptions as to default rates and recovery rates and provide such reports to the Trustee for posting on its investor website with respect to the Debt. Any expenses of such provider shall be payable by the Issuer in accordance with Section 8(g) hereof.

(e) The Collateral Manager may, subject to and in accordance with this Agreement and the Indenture, take on behalf of the Issuer or direct the Trustee to take (or cause the Trustee to take) the following actions with respect to a Collateral Asset:

(i) retain such Collateral Asset;

(ii) sell or otherwise dispose of such Collateral Asset in the open market or otherwise, including, but not limited to, the Manager Purchase Option under the Indenture;

(iii) if applicable, tender such Collateral Asset pursuant to an Offer or in connection with a restructuring;

(iv) if applicable, consent (or withhold consent) to any proposed amendment, modification or waiver and enter into any forbearance agreement, waiver, release or similar agreement;

(v) retain or dispose of any securities or other property (if other than Cash) received by the Issuer;

(vi) waive any default or vote to accelerate (or rescind the acceleration of) the maturity with respect to any Collateral Asset;

(vii) exercise any other rights or remedies (including voting or refraining from voting and commencing, managing, defending or settling litigation) with respect to such Collateral Asset as provided in the related Underlying Documents or take any other action consistent with the terms of the Indenture and the objective set forth in Section 2(j); and

(viii) subject to the terms of this Agreement, reasonably assist the Issuer in fulfilling any obligations under the EU/UK Securitization Regulation and its obligations as the designated reporting party under the Transparency and Reporting Requirements pursuant to and in accordance with the provisions of the Collateral Administration Agreement and the other Transaction Documents.

(f) [Reserved].

(g) The Collateral Manager shall take commercially reasonable action on behalf of the Issuer in connection with effectuating any redemption or Re-Pricing in accordance with the Indenture.

(h) The Collateral Manager shall monitor the ratings of the Collateral Assets and the Issuer’s compliance with its representations, warranties and covenants in the Indenture.

(i) The Collateral Manager shall comply with such other duties and responsibilities as may be specifically required of the Collateral Manager by the Indenture or the Collateral Administration Agreement.

(j) In performing its duties hereunder, the Collateral Manager will manage the Collateral Assets with the objective that the Issuer be in a position to satisfy its payment obligations in respect of the Debt in accordance with the Indenture. Notwithstanding the preceding sentence, and in all cases subject to Section 10(a), (x) the Collateral Manager shall not be liable if such objective is not achieved so long as the Collateral Manager performs its duties under this Agreement in accordance with the standard of care provided for herein, and (y) under no circumstances will the Collateral Manager be deemed an obligor or guarantor or otherwise deemed to be responsible for any payment due on the Assets or the Debt.

(k) The Collateral Manager hereby agrees to the following:

(i) The Collateral Manager shall cause any transaction involving the purchase or sale of any Collateral Assets to be conducted in compliance with the Advisers Act (if applicable); and

(ii) The Collateral Manager shall provide to the Issuer’s accountants, to the extent reasonably obtainable by the Collateral Manager, all reports, data or other information (including, without limitation, any letter of representations) that such accountants may reasonably require and request in connection with their duties under such appointment.

(l) Notwithstanding anything to the contrary in this Section 2, the Issuer and the Collateral Manager agree that the Collateral Administrator pursuant to the Collateral Administration Agreement will be retained to establish systems for providing reports, certificates, schedules and other data and to prepare drafts of such reports, certificates, schedules and other data on behalf of, and subject to the approval of, the Collateral Manager and the Issuer. The Collateral Manager agrees with the Issuer that such retention shall in no way relieve the Collateral Manager of its obligations hereunder and that the Collateral Manager shall remain fully liable for the performance of its obligations thereunder.

(m) Nothing in this Agreement shall be construed to require the Collateral Manager to disclose non-public information in violation of applicable United States federal or state securities laws or in breach of any confidentiality restriction imposed on the Collateral Manager.

(n) The Issuer hereby appoints and authorizes the Collateral Manager to perform, on behalf of the Issuer, each of the activities identified in this Section 2 and any other action contemplated by the Indenture to be performed by the Issuer or the Collateral Manager, together with such other powers as are reasonably incidental to such appointment and authorization. In furtherance thereof, the Issuer hereby makes, constitutes and appoints the Collateral Manager, with full power of substitution, as its true and lawful agent and attorney-in-fact, with full power and authority in its name, place and stead, to sign, execute, certify, swear to, acknowledge, deliver, file, receive and record any and all documents which the Collateral Manager reasonably deems appropriate or necessary in connection with its duties under this Agreement and the Indenture. The foregoing power of attorney is hereby declared to be irrevocable and a power coupled with an interest, and it shall survive and not be affected by the subsequent dissolution, bankruptcy, or termination of the Issuer or the occurrence and continuance of an Event of Default under the Indenture; provided, however, that the foregoing power of attorney will expire, and the Collateral Manager will cease to have any power to act as the Issuer’s attorney-in-fact, upon the effective date of any resignation or removal of the Collateral Manager hereunder or of any termination of this Agreement in accordance with its terms. The Issuer shall execute and deliver to the Collateral Manager or cause to be executed and delivered to the Collateral Manager all such other powers of attorney, proxies, dividend and other orders, and all such instruments, without recourse to the Issuer, as the Collateral Manager may reasonably request for the purpose of enabling the Collateral Manager to exercise the rights and powers which it is entitled to exercise pursuant to this Section 2(n). Notwithstanding the foregoing, it is understood that the power of attorney granted herein is in all cases and for all purposes qualified and limited by the Indenture and the other Transaction Documents and, as such, the power of attorney granted hereby is limited rather than general.

(o) The Collateral Manager shall assist and cooperate with the Issuer or the Trustee (as requested by the Trustee) in effecting and continuing the perfection of the security interest Granted in the Indenture by the Issuer to the Trustee in any or all Collateral Assets.

(p) The Collateral Manager shall consult, upon reasonable notice at reasonable times, with the Rating Agency and other Persons to the extent reasonably required in connection with its duties hereunder.

(q) The Collateral Manager shall promptly notify the Trustee (for forwarding to each Holder and the Rating Agency) in writing of any Default or Event of Default to the extent the Collateral Manager has actual knowledge of the occurrence thereof.

(r) The Collateral Manager shall designate funds as Interest Proceeds or Principal Proceeds in accordance with the terms of the Indenture.

(s) Notwithstanding anything to the contrary in this Agreement or the Indenture, none of the services performed by the Collateral Manager shall result in or be construed as resulting in an obligation to perform any of the following: (i) the Collateral Manager acting as an intermediary in securities for the Issuer; (ii) the Collateral Manager providing investment banking services to the Issuer; (iii) the Collateral Manager having direct contact with, or soliciting or finding, outside investors to invest in the Issuer; or (iv) the Collateral Manager authorizing or causing the disbursement of money or other assets of the Issuer, except in accordance with this Agreement, the Indenture, or any other Transaction Documents or in connection with the acquisition, sale or disposal of the Collateral Assets.

Section 3. Brokerage.

The Collateral Manager shall seek to obtain the best execution for all orders placed with respect to the Collateral Assets, considering all circumstances, it being understood that the Collateral Manager will not necessarily be obtaining the best price available. Subject to the first sentence of this Section 3, the Collateral Manager may take into consideration all factors it deems relevant, including, without limitation, price, size of the transaction, nature of the market for such obligation, time constraints of the transaction, general market trends, reputation and experience of the broker-dealer involved and research and other brokerage services furnished to the HPS Entities by brokers and dealers which are not Affiliates of the HPS Entities. Such services may be used by the HPS Entities in connection with its other advisory activities or investment operations. The Collateral Manager may, but is not obligated to, aggregate sales and purchase orders of obligations placed with respect to the Collateral Assets with similar orders being made substantially simultaneously for other Collateral Manager Entities.

Section 4. Additional Activities of the Collateral Manager.

The HPS Entities may engage in other businesses and render services of any kind to the Issuer and its Affiliates, the Trustee, the Holders or any other Person or entity. Without prejudice to the generality of the foregoing, the Collateral Manager and the principals, partners, members, managers, equity holders, directors, officers, employees and agents of the HPS Entities may, among other things, and subject to any limits specified in this Agreement or in the Indenture:

(a) serve as directors (whether supervisory or managing), officers, partners, members, employees, agents, nominees or signatories for the Issuer, its Affiliates or any issuer of any obligations included in the Assets or their respective Affiliates, to the extent permitted by their Governing Instruments, as from time to time amended, or by any resolutions duly adopted by the Issuer, its Affiliates or any issuer of any obligations included in the Assets or their respective Affiliates, pursuant to their respective Governing Instruments; provided, however, that nothing in this paragraph shall be deemed to limit the duties of the Collateral Manager set forth in Section 2 hereof;

(b) receive fees for services of any nature rendered to the obligor of any obligations included in the Assets or any such issuer’s Affiliates;

(c) be a secured or unsecured creditor of, or hold any security or obligation of or equity interest in, the obligor of a Collateral Asset;

(d) be retained to provide services unrelated to this Agreement to the Issuer or its Affiliates, and be paid therefor, on an arm’s-length basis;

(e) subject to Section 5, sell any Collateral Asset to, or purchase or acquire a Collateral Asset from, the Issuer while acting in the capacity of principal or agent;

(f) underwrite, arrange, structure, originate, act as a distributor of or make a market in any Collateral Asset and receive fees and other compensation from the Issuer and other parties in connection therewith; provided that any such fees or other compensation shall be allocated to the Issuer if and to the extent required under the policies and procedures of the HPS Entities with respect to clients with investment policies and objectives similar to that of the Issuer (including, for the avoidance of doubt, private funds on the direct lending platform of HPS); provided further that the allocable portion of any fees otherwise payable to the Collateral Manager solely for the syndication of any Collateral Assets held by the Issuer will be payable to and be income of the Issuer;

(g) serve as a member of any “creditors’ committee” or informal workout group with respect to any obligation included in the Assets which has become or, in the Collateral Manager’s reasonable judgment may become, a Defaulted Obligation; and

(h) act as collateral manager or investment manager for any other entity, including any entity which invests in obligations of the same type as the Collateral Assets and in accordance with investment policies and objectives similar to that of the Issuer.

It is understood that the services of the Collateral Manager to the Issuer are not to be deemed exclusive, and the HPS Entities shall be free to engage in any other business and render investment management and advisory services to others, including Affiliates and other Persons which may have investment policies similar to those followed by the Collateral Manager with respect to the Assets and which may own obligations of the same class, or which are the same type, as the Collateral Assets, or other obligations of obligors of Collateral Assets. The HPS Entities will be free, in their sole discretion, to make recommendations to others, or effect transactions on behalf of itself or for others, which may be the same as or different from those effected on behalf of the Issuer. Without limiting the generality of the foregoing, the Collateral Manager will be entitled to contract for and receive (and retain) any fees earned by an HPS Entity in its capacity as an administrative agent, syndication agent, collateral agent, loan servicer or other similar capacity in connection with the investments of the Issuer.

It is understood that, to the extent permitted by Section 5 hereof, the HPS Entities, and any officer, director, stockholder, or employee of an HPS Entity or any member of their families or a Person advised by an HPS Entity may have an interest in securities of the same kind or class, or securities of a different kind or class of the same issuer, as those whose purchase or sale the Collateral Manager may direct hereunder.

Section 5. Conflicts of Interest.

(a) The Collateral Manager shall not direct the Issuer to purchase from or sell Collateral Assets to the Collateral Manager or any of its Affiliates as principal, from or to any account or portfolio for which any HPS Entity serves as collateral manager (or the equivalent) or in an “agency cross transaction for an advisory client” (as defined in Rule 206(3)-2(b) under the Advisers Act) unless such transaction is in compliance with the Advisers Act.

(b) In accordance with the foregoing, the Issuer hereby authorizes the Collateral Manager to cause the Issuer to enter into principal and/or agency cross transactions with or through the Collateral Manager’s Affiliates. In order for these principal and agency transactions to be entered into in an efficient manner that is also consistent with applicable law, including Section 206(3) of the Advisers Act, and the internal policies of the Collateral Manager, the Issuer hereby authorizes the Collateral Manager (i) to select a third party, unaffiliated with the Collateral Manager, to review and approve or disapprove, on behalf of the Issuer, (a) any such principal and/or agency cross transactions consistent with applicable law, and (b) any other transactions deemed appropriate by the Collateral Manager in accordance with its internal policies (an “Independent Review Party”); and (ii) to enter into an agreement on behalf of the Issuer with such Independent Review Party appointing and engaging such Independent Review Party to provide such review and approvals, and by which the Independent Review Party accepts such appointment to provide for such approval process. For the avoidance of doubt, any fees and expenses of such third party shall be the responsibility of the Issuer.

(c) One or more Collateral Manager Entities may purchase Debt, including Subordinated Notes. In certain circumstances, the interests of the Issuer and/or the Holders of the Debt with respect to matters as to which the Collateral Manager is advising the Issuer may conflict with the interests of the Collateral Manager Entities as Holders of Debt or as investment advisers of Holders of Debt. The Issuer hereby consents to the various potential and actual conflicts of interests that may exist with respect to the Collateral Manager as described in this Agreement, the Indenture and the Offering Circular. Nothing contained in this Section 5 shall be construed as altering or limiting the duties of the Collateral Manager set forth in this Agreement or in the Indenture nor the requirement of any law, rule or regulation applicable to the Collateral Manager. For the avoidance of doubt, the Collateral Manager is authorized to cause the Issuer to purchase investments from, or sell investments to, one of more funds and accounts advised by the HPS Entities, subject to its internal policies and procedures.

Section 6. Records; Requests for Information; Confidentiality.

(a) The Collateral Manager shall maintain appropriate books of account and records relating to services performed hereunder, and such books of account and records shall be accessible for inspection by a representative of the Issuer, the Trustee and the Issuer’s accountants at a mutually agreed-upon time during normal business hours and upon reasonable prior notice at the Collateral Manager’s principal place of business; provided, however, that the Collateral Manager shall not be obligated to provide access to any non-public information if the Collateral Manager in good faith determines that the disclosure of such information would violate any applicable law, regulation or contractual arrangement.

(b) The Collateral Manager shall keep confidential any and all information obtained in connection with the services rendered hereunder and shall not disclose any such information except:

(i) with the prior written consent of the Issuer (which consent shall not be unreasonably withheld);

(ii) such information as the Rating Agency shall reasonably request in connection with its ratings or evaluation of the Debt, the Collateral Assets or the Collateral Manager, as applicable;

(iii) as required by law, regulation, court order or the rules, regulations, or request of any regulatory or self-regulating organization, body or official (including any securities exchange on which the Debt may be listed from time to time) having jurisdiction over the Collateral Manager or its Affiliates or as otherwise required by law or judicial process;

(iv) such information as shall have been publicly disclosed other than in violation of this Agreement;

(v) to its members, officers, directors, and employees, and to its attorneys, accountants and other professional advisers in conjunction with the transactions described herein that have a need to know such information;

(vi) such information as may be necessary or desirable in order for the Collateral Manager to prepare, publish and distribute to any Person any information relating to the investment performance of the Issuer, the Debt or the Collateral Assets (including, without limitation (a) the performance of the Assets, (b) compliance with the Indenture and (c) other such information as may be required by prospective purchasers of the Debt or other securities);

(vii) in connection with the enforcement of the Collateral Manager’s rights hereunder or in any dispute or proceeding related hereto;

(viii) to the Trustee or the Collateral Administrator;

(ix) such information that was or is obtained by the Collateral Manager on a non-confidential basis;

(x) to Holders and potential purchasers of any of the Debt(including, without limitation, (a) the performance of the Assets, the Issuer or the Debt, (b) compliance with the Indenture and (c) other such information as may be required by prospective purchasers of the Debt); provided, however, that, except to the extent permitted pursuant to clauses (iii), (v), (vii) or (viii) above and (xi) below, the Collateral Manager shall not disclose any information in respect of the identity of the Holders or beneficial owners of Debt; and

(xi) information provided to persons that agree to keep such information confidential.

Notwithstanding anything to the contrary in this Agreement, the Collateral Manager (and its respective employees, representatives or other agents) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and the Indenture.

Section 7. Obligations of Collateral Manager.

(a) Unless otherwise specifically required by any provision of the Indenture or this Agreement or by applicable law, the Collateral Manager shall not intentionally or with gross negligence or reckless disregard take any action that would:

(i) materially adversely affect the status of the Issuer for purposes of United States federal or state law or any other law which, in its judgment, is applicable to the Issuer;

(ii) be prohibited under the Issuer’s Governing Instruments and which has or could reasonably be expected to have a material adverse effect on the Issuer or any Assets;

(iii) violate any law, rule or regulation of any governmental body or agency having jurisdiction over the Issuer including, without limitation, United States federal, state or other applicable securities law the violation of which has or could reasonably be expected to have a material adverse effect on the Issuer, or any Assets;

(iv) require registration of the Issuer or the pool of collateral as an “investment company” under the Investment Company Act (it being understood that the Collateral Manager has elected to be treated as a “regulated investment company” within the meaning of the Internal Revenue Code);

(v) cause the Issuer to violate in any material respect the terms of the Indenture or any other agreement contemplated by the Indenture; or (vi) adversely affect the interests of the Holders in the Assets in any material respect (other than as permitted under this Agreement or the Indenture);

(b) [Reserved].

(c) The Collateral Manager covenants that it shall comply in all material respects with all laws and regulations applicable to it in connection with the performance of its duties under this Agreement and the Indenture, unless its failure to comply with such laws or regulations is not reasonably expected to have a material adverse effect on the Issuer or the Assets.

(d) If the Collateral Manager is ordered to take any such action specified in Section 7(a) hereof by the Issuer, the Collateral Manager shall promptly notify the Issuer of the Collateral Manager’s judgment that such action would have one or more of the consequences set forth in Section 7(a) and need not take such action unless the Issuer again requests the Collateral Manager to do so and a Majority of the Controlling Class and the Subordinated Notes has consented thereto in writing. Notwithstanding any such request, the Collateral Manager need not take such action unless arrangements satisfactory to it are made to indemnify the Collateral Manager from any liability it may incur as a result of such action. Notwithstanding anything contained in this Agreement to the contrary, any indemnification provided for in this Section 7 will be payable out of the Assets in accordance with the priorities set forth in Article XI of the Indenture.

(e) From and after the occurrence and continuance of an Event of Default, the Collateral Manager shall continue to perform and be bound by the provisions of this Agreement and the Indenture.

Section 8. Compensation.

(a) As compensation for the performance of its obligations as Collateral Manager, the Collateral Manager will be entitled to receive on each Payment Date (in accordance with the Priority of Payments) (i) a fee, which will accrue quarterly in arrears on each Payment Date (prorated for the related Interest Accrual Period), in an amount equal to 0.25% per annum (calculated on the basis of the actual number of days in the applicable Interest Accrual Period divided by 360) of the Fee Basis Amount at the beginning of the Collection Period relating to such Payment Date (the “Senior Collateral Management Fee”), (ii) a fee, which will accrue quarterly in arrears on each Payment Date (prorated for the related Interest Accrual Period), in an amount equal to 0.35% per annum (calculated on the basis of the actual number of days in the applicable Interest Accrual Period divided by 360) of the Fee Basis Amount at the beginning of the Collection Period relating to such Payment Date (the “Subordinate Collateral Management Fee”) and (iii) a fee, commencing on the Payment Date on which the Target Return has been achieved, in an amount as set forth in the Priority of Payments (the “Collateral Manager Incentive Fee” and, together with the Senior Collateral Management Fee and the Subordinate Collateral Management Fee, the “Collateral Management Fees”); provided that the Collateral Management Fees due on any Payment Date shall not include any such fees (or any portion thereof) that have been waived or deferred by the Collateral Manager pursuant to this Agreement no later than the Determination Date immediately prior to such Payment Date. The Collateral Management Fees will be payable on each Payment Date to the extent of the funds available for such purpose in accordance with the Priority of Payments.

(b) The Senior Collateral Management Fee is payable on each Payment Date only to the extent that sufficient Interest Proceeds or Principal Proceeds are available in accordance with the Priority of Payments. To the extent the Senior Collateral Management Fee is not paid on a Payment Date due to insufficient Interest Proceeds or Principal Proceeds (and such fee was not voluntarily deferred or waived by the Collateral Manager), the Senior Collateral Management Fee due on such Payment Date (or the unpaid portion thereof, as applicable, the “Senior Collateral Management Fee Shortfall Amount”) will be automatically deferred for payment on the succeeding Payment Date, with interest, in accordance with the Priority of Payments. Interest on the Senior Collateral Management Fee Shortfall Amounts shall accrue at the Reference Rate for the period beginning on the first Payment Date on which the related Senior Collateral Management Fee was due (and not paid) through the Payment Date on which such Senior Collateral Management Fee Shortfall Amount (including accrued interest) is paid, as certified to the Trustee by the Collateral Manager.

(c) At the option of the Collateral Manager, by written notice to the Trustee, no later than the Determination Date immediately prior to such Payment Date, on each Payment Date, (i) all or a portion of the Senior Collateral Management Fee or the Senior Collateral Management Fee Shortfall Amount (including accrued interest) due and owing on such Payment Date may be deferred for payment on a subsequent Payment Date, without interest (the “Current Deferred Senior Management Fee”) and (ii) all or a portion of the previously deferred Senior Collateral Management Fees or Senior Collateral Management Fee Shortfall Amounts (including accrued interest) (collectively, the “Cumulative Deferred Senior Management Fee”) may be declared due and payable and will be payable in accordance with the Priority of Payments. At such time as the Debt is redeemed in whole in connection with an Optional Redemption (other than a Refinancing) or a Tax Redemption, without duplication, all accrued and unpaid Senior Collateral Management Fees, Current Deferred Senior Management Fees, Cumulative Deferred Senior Management Fees and Senior Collateral Management Fee Shortfall Amounts (including accrued interest) (collectively, the “Aggregate Senior Collateral Management Fee”) shall be due and payable to the Collateral Manager.

(d) The Subordinate Collateral Management Fee is payable on each Payment Date only to the extent that sufficient Interest Proceeds or Principal Proceeds are available in accordance with the Priority of Payments. To the extent the Subordinate Collateral Management Fee is not paid on a Payment Date due to insufficient Interest Proceeds or Principal Proceeds (and such fee was not voluntarily deferred or waived by the Collateral Manager), the Subordinate Collateral Management Fee due on such Payment Date (or the unpaid portion thereof, as applicable, the “Subordinate Collateral Management Fee Shortfall Amount”) will be automatically deferred for payment on the succeeding Payment Date, with interest, in accordance with the Priority of Payments. Interest on the Subordinate Collateral Management Fee Shortfall Amounts shall accrue at the Reference Rate plus 0.25% for the period beginning on the first Payment Date on which the related Subordinate Collateral Management Fee was due (and not paid) through the Payment Date on which such Subordinate Collateral Management Fee Shortfall Amount (including accrued interest) is paid, as certified to the Trustee by the Collateral Manager.

(e) At the option of the Collateral Manager, by written notice to the Trustee, no later than the Determination Date immediately prior to such Payment Date, on each Payment Date, (i) all or a portion of the Subordinate Collateral Management Fee or the Subordinate Collateral Management Fee Shortfall Amount (including accrued interest) due and owing on such Payment Date may be deferred for payment on a subsequent Payment Date, without interest (the “Current Deferred Subordinate Management Fee”) and (ii) all or a portion of the previously deferred Subordinate Collateral Management Fees or Subordinate Collateral Management Fee Shortfall Amounts (including accrued interest) (collectively, the “Cumulative Deferred Subordinate Management Fee”) may be declared due and payable and will be payable in accordance with the Priority of Payments. At such time as the Debt is redeemed in whole in connection with an Optional Redemption (other than a Refinancing) or a Tax Redemption, without duplication, all accrued and unpaid Subordinate Collateral Management Fees, Current Deferred Subordinate Management Fees, Cumulative Deferred Subordinate Management Fees and Subordinate Collateral Management Fee Shortfall Amounts (including accrued interest) (collectively, the “Aggregate Subordinate Collateral Management Fee” and, together with the Aggregate Senior Collateral Management Fee, the “Aggregate Collateral Management Fees”) shall be due and payable to the Collateral Manager.

(f) On each Payment Date, commencing on the Payment Date on which the Target Return has been achieved, the Collateral Manager is entitled to receive the Collateral Manager Incentive Fee as set forth in the Priority of Payments; provided that, on the Payment Date on which the Target Return is achieved, the Collateral Manager Incentive Fee shall only be payable from Interest Proceeds and Principal Proceeds in excess of the Interest Proceeds and the Principal Proceeds necessary to cause the Target Return to be achieved.

(g) The Collateral Manager shall pay expenses and costs incurred by it in connection with its services under this Agreement; provided, however, that the Collateral Manager shall not be liable for, and the Issuer shall be responsible for, the payment or reimbursement of expenses including fees and out-of-pocket expenses incurred by the Collateral Manager in connection with the services provided under this Agreement, including with respect to (i) legal advisers, consultants, rating agencies, accountants and other professionals retained by the Issuer or the Collateral Manager on behalf of the Issuer or to render services or advice for the benefit of the Issuer, (ii) asset pricing and asset rating services, compliance services (including risk monitoring, ESG, cyber security, anti-corruption, anti-money laundering and other similar functions) and software, accounting, consulting (including in connection with ESG-related matters) programming and data entry services and third party valuation services, (iii) any fees and expenses of outside lawyers or consultants retained in connection with the performance of its obligations hereunder, including in connection with the default, restructuring or enforcement of any Collateral Obligations or in connection with the services provided by the Collateral Manager pursuant to Section 2, including, without limitation, legal due diligence and documentation reviews and other reviews in connection with proposed or closed transactions, whether or not such transactions are, in fact, consummated, (iv) portfolio related expenses, which may include expenses related to research and data (including ESG data, market and quotation services), record keeping, portfolio due diligence and surveillance, legal and regulatory compliance, litigation, third party services, including brokerage commissions, custodial fees, bank service fees, and withholding and asset transfer, clearing and settlement fees, (v) reasonable travel and entertainment expenses (including, without limitation, airfare, meals, lodging and other transportation) undertaken in connection with the performance by the Collateral Manager of its services under this Agreement and the Indenture (including expenses in connection with any investor or industry conferences or investor or trustee meetings), (vi) insurance premiums and other insurance related expenses (or a portion of such premiums in respect of any omnibus policies that cover, among others, the Issuer) or (vii) any other reasonable fees and expenses associated with the Issuer’s investment activities and operations, including, without limitation, any amendments to any Transaction Documents and expenses related to preparing investor and other data and reporting, whether prepared by an auditor, counsel, consultant or other professional or vendor, and any third-party verification of such data and reporting. Expenses reimbursable pursuant to this section shall constitute Administrative Expenses and shall be payable in accordance with the Priority of Payments.

(h) On any Payment Date, the Collateral Manager may, in its sole discretion (but shall not be obligated to), elect to waive or defer all or any portion of the Collateral Management Fees or the Aggregate Collateral Management Fees payable to the Collateral Manager on any Payment Date. Any such election shall be made by the Collateral Manager delivering written notice thereof to the Issuer and the Trustee no later than the Determination Date immediately prior to such Payment Date. Any election to waive or defer the Collateral Management Fees or the Aggregate Collateral Management Fees may also be made by written standing instructions to the Trustee; provided that such standing instructions may be rescinded by the Collateral Manager at any time, except during the period between a Determination Date and a Payment Date. Any such Collateral

Management Fees, once waived or deferred, shall not thereafter become due and payable and any claim of the Collateral Manager therein shall be extinguished. Notwithstanding anything to the contrary in this Agreement and any other Transaction Documents, the Collateral Manager agrees to waive all Collateral Management Fees payable to it for so long as HPS Corporate Lending Fund is the Collateral Manager under this Agreement.

(i) If the Collateral Manager resigns or is removed or this Agreement is terminated, (i) any Collateral Management Fees payable to the Collateral Manager shall be prorated for any partial periods between Payment Dates during which this Agreement was in effect, and (ii) the Collateral Manager shall be entitled to receive any accrued and unpaid Collateral Management Fees, Cumulative Deferred Senior Management Fees and Cumulative Deferred Subordinate Management Fees that are accumulated and unpaid through the last date on which it serves as Collateral Manager hereunder, on a Payment Date on which such amounts are payable (regardless of whether such Payment Date occurs on or after such date). The payment of such amounts shall rank pari passu with the payment of the same amounts due to the Successor Manager on any Payment Date thereafter in accordance with the Priority of Payments.

Section 9. Benefit of this Agreement.

The Collateral Manager shall perform its obligations hereunder in accordance with the terms of the Indenture and with the terms of this Agreement including, without limitation, the objective set forth in Section 2(j) of this Agreement. The parties hereto acknowledge and agree that the holders of the Subordinated Notes shall be third-party beneficiaries of this Agreement, and shall be entitled to rely upon and enforce such provisions of this Agreement to the same extent as if they were party hereto. The parties hereto agree that such obligations shall be enforceable by the Issuer or the Trustee on behalf of the Holders as provided in the Indenture.

Section 10. Limits of Collateral Manager Responsibility; Indemnification.

(a) The Collateral Manager assumes no responsibility under this Agreement other than to render the services called for hereunder and under the terms of the Indenture made applicable to the Collateral Manager pursuant to the terms of this Agreement in good faith and, subject to the standard of conduct described in the next sentence, shall not be responsible for any action of the Issuer or the Trustee. Notwithstanding anything contained herein or in the Indenture to the contrary, neither the Collateral Manager nor any of its Affiliates, nor their respective stockholders, directors, officers or employees, shall be liable to the Issuer, the Trustee, the Collateral Administrator, the Holders or any other person for any Liabilities incurred by the Issuer, the Trustee, the Collateral Administrator, the Holders or such other person that arise out of or in connection with the performance by the Collateral Manager of its duties under this Agreement and the Indenture, except (i) by reason of acts or omissions constituting bad faith, willful misconduct or gross negligence in the performance, or reckless disregard, of its obligations hereunder or under the terms of the Indenture applicable to it; or (ii) with respect to the Collateral Manager Information, to the extent such information contains any untrue statement of material fact or omits to state a material fact necessary in order to make the statements in the Offering Circular, in the light of the circumstances under which they were made, not misleading (each of the occurrences set forth in clauses (i) and (ii), a “Collateral Manager Breach”).

(b) The Issuer shall indemnify and hold harmless (the Issuer in such case, the “Indemnifying Party”) the Collateral Manager and its Affiliates, and their respective stockholders, directors, officers and employees (such parties collectively in such case, the “Indemnified Parties”) from and against any and all Liabilities, and will reimburse each such Indemnified Party for all reasonable fees and expenses (including reasonable fees and expenses of counsel) (but excluding any recoverable VAT) (collectively, the “Expenses”) as such Expenses are incurred in investigating, preparing, pursuing or defending any claim, action, proceeding or investigation with respect to any pending or threatened litigation (collectively, the “Actions”), caused by, or arising out of or in connection with, the issuance of the Debt, the pre-closing acquisition of Collateral Assets or other actions on behalf of the Issuer prior to the Closing Date, the transactions contemplated by the Offering Circular, the Indenture or this Agreement and/or any action taken by, or any failure to act by, such Indemnified Party; provided, however, that no Indemnified Party shall be indemnified for any Liabilities or Expenses it incurs as a result of any acts or omissions by any Indemnified Party constituting Collateral Manager Breaches.

(c) Notwithstanding anything contained herein to the contrary, the obligations of the Issuer under this Section 10 shall be payable solely out of the Assets in accordance with the Priority of Payments set forth in the Indenture and on the exhaustion thereof all obligations of, and claims against, the Issuer under this Section 10 shall be extinguished and shall not thereafter revive.

(d) With respect to any claim made or threatened against an Indemnified Party, or compulsory process or request or other notice of any Liability served upon an Indemnified Party, for which such Indemnified Party is or may be entitled to indemnification under this Section 10, such Indemnified Party shall (or with respect to Indemnified Parties that are directors, officers, stockholders, agents or employees of the Collateral Manager, the Collateral Manager shall cause such Indemnified Party to):

(i) give written notice to the Indemnifying Party of such claim within thirty (30) days after such Indemnified Party’s receipt of actual notice that such claim is made or threatened, which notice to the Indemnifying Party shall specify in reasonable detail the nature of the claim made or threatened and the amount of the claim made or threatened; provided, however, that the failure of any Indemnified Party to provide such notice to the Indemnifying Party shall not relieve the Indemnifying Party of its obligations under this Section 10 except to the extent that the Indemnifying Party is materially prejudiced or otherwise forfeits rights or defenses by reason of such failure;

(ii) at the Indemnifying Party’s expense, provide the Indemnifying Party such information and cooperation with respect to such claim as the Indemnifying Party may reasonably require, including, but not limited to, making appropriate personnel available to the Indemnifying Party at such reasonable times as the Indemnifying Party may request;

(iii) at the Indemnifying Party’s expense, cooperate and take all such steps as the Indemnifying Party may reasonably request to preserve and protect any defense to such claim;

(iv) in the event suit is brought with respect to such claim, upon reasonable prior notice, afford to the Indemnifying Party the right, which the Indemnifying Party may exercise in its sole discretion and at its expense, to participate in the investigation, defense and settlement of such claim; and

(v) neither release nor settle any such claim or make any admission with respect thereto (other than routine or incontestable admissions or factual admissions the failure to make which would expose such Indemnified Party to unindemnified liability) nor permit a default judgment nor consent to the entry of any judgment in respect thereof, in each case without the prior written consent of the Indemnifying Party; provided that the Indemnifying Party shall have advised such Indemnified Party that such Indemnified Party is entitled to be indemnified hereunder with respect to such claim and the Indemnifying Party is reasonably anticipated to have sufficient funds available to pay such indemnity in full.

(e) In the event that any Indemnified Party waives its right to indemnification hereunder, the Indemnifying Party shall not be entitled to participate in the related action nor to provide consent under Section 10(d)(v).

(f) U.S. federal and state securities laws may impose liability under certain circumstances on Persons that act in good faith. Nothing in this Agreement is intended to, or shall, constitute a waiver or limitation of any rights or remedies that any Person may otherwise have under such laws or any other applicable law.

(g) In the discharge of its obligations with respect to the replacement, administration, submission or any other matter related to the rates in the definition of “Term SOFR Reference Rate” or “Reference Rate” or with respect to any other rate that is an alternative, replacement, rate that is an alternative or replacement for or successor to any of such rate or the effect of any of the foregoing or a Reference Rate Amendment, the Collateral Manager shall not be liable for actions taken or omitted to be taken in good faith and without willful misconduct. The Issuer, subject to the foregoing, waives and releases any and all claims with respect to any action taken or omitted to be taken by the Collateral Manager in good faith and without willful misconduct with respect to any Fallback Rate, including, without limitation, the Collateral Manager’s determinations as to the selection of any Fallback Rate and the implementation of any Benchmark Replacement Conforming Changes or, to extent permitted by the Indenture, any amendments or modifications to the Indenture (in accordance with its terms) in connection with the adoption of, or failure to adopt, any Fallback Rate.

Section 11. No Partnership or Joint Venture.

The Issuer and the Collateral Manager are not partners or joint venturers with each other, and nothing herein shall be construed to make them such partners or joint venturers or impose any liability as such on either of them. The Collateral Manager shall be, for all purposes herein, deemed to be an independent contractor.

Section 12. Term; Termination; Appointment of a Successor Manager.

(a) This Agreement shall commence as of the date first set forth above and shall continue in force and effect until the first of the following occurs: (i) the liquidation of all of the Assets and the final distribution of related proceeds to the Holders (as certified to the Issuer by the Collateral Manager); or (ii) the effective date of a management agreement by and between the Issuer and a Successor Manager appointed in accordance with this Section 12.

(b) No resignation or removal of the Collateral Manager will be effective until the acceptance of appointment by a Successor Manager in accordance with this Agreement. Notice of the appointment of a Successor Manager will be provided by the Issuer to the Collateral Manager and the Trustee (for forwarding to each Holder, the Initial Purchaser and the Rating Agency).

(c) Within thirty (30) days after the date of the notice to the Collateral Manager of removal or notice of resignation by the Collateral Manager to the Issuer, the Issuer, at the direction of a Majority of the Subordinated Notes, will, by written notice to the Trustee (for forwarding to each Holder), appoint a successor that satisfies the Successor Criteria; provided that a Majority of the Controlling Class has not objected within fifteen (15) days after notice of such proposed appointment by the Issuer. If a Majority of the Controlling Class so objects within the time period specified, the Issuer, at the direction of a Majority of the Controlling Class provided within thirty (30) days of the date of such objection, will, by written notice to the Trustee, appoint a successor that satisfies the Successor Criteria; provided that a Majority of the Subordinated Notes has not objected within fifteen (15) days after notice of such proposed appointment by the Issuer. If a Majority of the Subordinated Notes so objects within the time period specified, the Issuer, at the direction of a Majority of the Subordinated Notes provided within thirty (30) days of the date of such objection, will, by written notice to the Trustee, appoint a successor that satisfies the Successor Criteria; provided that, a Majority of the Controlling Class has not objected within fifteen (15) days after notice of such proposed appointment by the Issuer. If a Successor Manager is not approved within one hundred eighty (180) days of the notice of resignation or removal, a Majority of the Controlling Class, a Majority of the Subordinated Notes or the resigning or removed Collateral Manager may petition any court of competent jurisdiction for the appointment of a Successor Manager without the approval of any Holders. Notwithstanding the foregoing, Collateral Manager Notes will be excluded for purposes of determining whether a requisite number of holders of Debt has consented or objected with respect to a successor manager in connection with a removal of the Collateral Manager as a result of an event that constitutes “cause” under this Agreement.

Any Successor Manager selected and approved in accordance with this subsection (c) shall be any established entity that satisfies the following criteria (collectively, the “Successor Criteria”): (i) has the ability to professionally and competently perform duties similar to those imposed upon the Collateral Manager hereunder, and (ii) is legally qualified and has the capacity to act as Collateral Manager hereunder, as successor to the Collateral Manager under this Agreement, in the assumption of all of the responsibilities, duties and obligations of the Collateral Manager hereunder and under the applicable terms of the Indenture.

Any Successor Manager shall execute and deliver to the Issuer and the Trustee any and all documentation necessary to assume the obligations of the Collateral Manager hereunder and under the Indenture. The Issuer and the Successor Manager shall take such action (or cause the outgoing Collateral Manager to take such action) consistent with this Agreement, and the terms of the Indenture applicable to the Collateral Manager, as shall be necessary to effectuate any such succession.

(d) In the event of removal of the Collateral Manager pursuant to this Agreement, the Issuer shall have all of the rights and remedies available with respect thereto at law or equity, and, without limiting the foregoing, the Issuer or, to the extent so provided in the Indenture, the Trustee may by notice in writing to the Collateral Manager as provided under this Agreement terminate all the rights and obligations of the Collateral Manager under this Agreement (except those that survive termination).

(e) If this Agreement is terminated, neither party shall have any further liability or obligation to the other, except with respect to Sections of this Agreement that survive termination as provided in Section 31.

Section 13. Delegation and Assignment.

(a) The Collateral Manager may assign its rights or responsibilities or delegate its material obligations (including its asset selection, credit review, trade execution and/or related investment management duties) under this Agreement (i) with the consent of a Majority of the Subordinated Notes (excluding any Collateral Manager Notes) and a Majority of the Controlling Class; or (ii) without the consent of any Holder, to the surviving entity of a merger, consolidation or restructuring, an entity to which all or substantially all of the assets of the Collateral Manager have been transferred, or an Affiliate, so long as the entity or Affiliate satisfies the Successor Criteria and, immediately after the assignment, such entity or Affiliate employs either (A) the principal personnel performing the duties required under this Agreement or (B) unless a Majority of the Controlling Class has objected within fifteen (15) days after notice thereof, other individuals having experience comparable to those who would have performed such duties had the assignment not occurred. In the event of an assignment or delegation as set forth in clause (i) or (ii) of this Section 13(a), the Collateral Manager will provide notice to the Issuer and the Trustee (for forwarding to the Initial Purchaser, each Holder and the Rating Agency) of such assignment or delegation. Notwithstanding the foregoing, if a change of control occurs in respect of the Collateral Manager or its parent and an assignment is deemed to have occurred under the Investment Advisers Act solely as a result of such change of control (any such assignment, a “Regulatory Assignment”), the Issuer shall have the authority, with notice to the Rating Agency and the consent of a Majority of the Subordinated Notes, to consent to such Regulatory Assignment in its sole discretion and without regard to the foregoing conditions.

In providing services hereunder, the Collateral Manager may employ third parties, including its Affiliates, to render advice (including investment advice), provide services to arrange for trade execution and otherwise provide assistance to the Issuer and to perform any of its duties under this Agreement; provided that (i) the employment of any third party does not cause the Issuer to be subject to tax in any jurisdiction outside of the Issuer’s jurisdiction of incorporation, and (ii) the Collateral Manager shall not be relieved of any of its duties hereunder regardless of the performance of any services by third parties. The Collateral Manager may delegate to an agent selected with reasonable care any or all of its non-material administrative duties (which may not include its asset selection, credit review, trade execution and/or any related investment advisory duties) without the consent of any Holder of any Debt. No such delegation of obligations or duties by the Collateral Manager shall relieve the Collateral Manager from any liability hereunder.

(b) The Issuer hereby acknowledges that the Collateral Manager has engaged the BDC Advisor as its external advisor, and that certain asset management functions of the Collateral Manager hereunder will be performed by the BDC Advisor or its investment professionals pursuant to such engagement. The Collateral Manager shall give prior written notice of its proposed delegation of its obligations or duties hereunder (other than the delegation acknowledged in the prior clause (a) and any delegation of non-material duties) or proposed assignment to each of the Issuer, the Trustee (for forwarding to each Holder and the Initial Purchaser) and the Rating Agency. Any permitted assignment shall bind the assignee hereunder in the same manner as the Collateral Manager is bound, and the assignee shall execute and deliver to the Issuer and the Trustee a counterpart of this Agreement naming such assignee as Collateral Manager. Upon the execution and delivery of such a counterpart by the assignee, the Collateral Manager shall be released from further obligations pursuant to this Agreement, except with respect to its obligations arising under Section 10 prior to such assignment and except with respect to its obligations referenced in Section 12(e).

(c) This Agreement shall not be assigned by the Issuer without the prior written consent of the Collateral Manager except in the case of assignment by the Issuer to (i) an entity which is a successor to the Issuer permitted under the Indenture, in which case such successor organization shall be bound hereunder and by the terms of said assignment in the same manner as the Issuer is bound thereunder or (ii) the Trustee as contemplated by the Indenture (and in connection therewith, the Collateral Manager agrees to be bound by Article XV of the Indenture). In the event of any assignment by the Issuer, the Issuer shall use its best efforts to cause its successor to execute and deliver to the Collateral Manager such documents as the Collateral Manager shall consider reasonably necessary to effect fully such assignment.

Section 14. Removal by the Issuer for Cause.

(a) The Collateral Manager may be removed for cause by the Issuer, acting at the direction of a Majority of the Subordinated Notes or a Majority of the Controlling Class (in each case, excluding Collateral Manager Notes) upon ten (10) days’ prior written notice to the Collateral Manager and upon written notice to the Holders of the occurrence of an event that constitutes “cause” as set forth below, subject to the appointment of a Successor Manager. For this purpose, “cause” will mean:

(i) the Collateral Manager breaches in any material respect any covenant or agreement set forth in this Agreement or the Indenture applicable to it (it being understood that the failure of any Coverage Test or any Collateral Quality Test is not such a breach), in each case which breach has a material adverse effect on the Issuer or any Class of Debt, and fails within forty-five (45) days of receiving notice of the occurrence of such breach to demonstrate no such breach occurred or cure such breach or, if such breach is remediable but is not capable of cure within forty-five (45) days, the Collateral Manager fails to cure such breach within the period in which a reasonably diligent person could cure such breach (but in no event longer than ninety (90) days);

(ii) the Collateral Manager willfully violates or willfully breaches any material provision of this Agreement or the Indenture applicable to it (not including a willful breach that results from a good faith dispute regarding reasonably alternative courses of action or interpretation of instructions or provisions of this Agreement or the Indenture applicable to it);

(iii) any representation, warranty, certification or statement made or delivered by the Collateral Manager in or pursuant to this Agreement or the Indenture fails to be correct in any respect when made and such failure has a material adverse effect on the interests of any Class of Holders of Debt under the Indenture or this Agreement, and the Collateral Manager fails to (x) reasonably demonstrate that no such failure has occurred or (y) take such actions required for the facts (after giving effect to such actions) to conform in all material respects to such representation, warranty or certification, in each case within forty-five (45) days of receiving notice of the occurrence of such breach from the Trustee (at the direction of any Holder) or, if such breach is remediable but is not capable of cure within forty-five (45) days, the Collateral Manager fails to cure such breach within the period in which a reasonably diligent person could cure such breach (but in no event longer than ninety (90) days);

(iv) the Collateral Manager or the BDC Advisor is wound up or dissolved or there is appointed over it or a substantial portion of its assets a receiver, administrator, administrative receiver, trustee or similar officer, or the Collateral Manager or the BDC Advisor (A) ceases to be able to, or admits in writing its inability to, pay its debts as they become due and payable, or makes a general assignment for the benefit of, or enters into any composition or arrangement with, its creditors generally; (B) applies for or consents (by admission of material allegations of a petition or otherwise) to the appointment of a receiver, trustee, assignee, custodian, liquidator or sequestrator (or other similar official) of the Collateral Manager or the BDC Advisor or of any substantial part of their respective properties or assets, or authorizes such an application or consent, or proceedings seeking such appointment are commenced without such authorization, consent or application against the Collateral Manager or the BDC Advisor and continue undismissed for sixty (60) days or any such appointment is ordered by a court or regulatory body having jurisdiction; (C) authorizes or files a voluntary petition in bankruptcy, or applies for or consents (by admission of material allegations of a petition or otherwise) to the application of any bankruptcy, reorganization, arrangement, readjustment of debt, insolvency or dissolution, or authorizes such application or consent, or proceedings to such end are instituted against the Collateral Manager or the BDC Advisor without such authorization, application or consent and are approved as properly instituted and remain undismissed for sixty (60) days or result in adjudication of bankruptcy or insolvency or the issuance of an order for relief; or (D) permits or suffers all or any substantial part of its properties or assets to be sequestered or attached by court order and the order (if contested in good faith) remains undismissed for sixty (60) days;

(v) the occurrence of an Event of Default that results from a payment default that arises directly from a material breach of the Collateral Manager’s duties under this Agreement, which payment default is not cured within any applicable cure period set forth in the Indenture; or

(vi) the occurrence of an act by the Collateral Manager or the BDC Advisor (in its capacity as external advisor to the Collateral Manager) that constitutes fraud or criminal activity by the Collateral Manager in the performance of its obligations under this Agreement (as determined pursuant to a final adjudication by a court of competent jurisdiction), or the indictment of the Collateral Manager or the BDC Advisor or any of their respective officers who are primarily responsible for the management of the Assets for a criminal offense related to its business of providing asset management services and any such officer has not been removed from having responsibility for the management of the Assets within seven days of such indictment.

If any such event occurs, the Collateral Manager shall give prompt written notice thereof to the Issuer and the Trustee (for forwarding to the Holders and the Rating Agency) upon the Collateral Manager becoming aware of the occurrence of such event.

(b) Nothing herein shall constitute a waiver of any rights the Issuer may otherwise have under the Advisers Act to terminate this Agreement or remove the Collateral Manager.

Section 15. Resignation.

(a) The Collateral Manager may resign its obligations under this Agreement upon at least ninety (90) days’ prior written notice (or such shorter period of prior written notice as is acceptable to the Issuer) to the Issuer and the Trustee (for forwarding to each Holder), subject to the appointment of a Successor Manager.

Section 16. Action Upon Termination.

(a) Upon the effective date of termination of this Agreement, the Collateral Manager shall as soon as practicable:

(i) deliver to the Issuer all property and documents of the Trustee or the Issuer or otherwise relating to the Assets then in the custody of the Collateral Manager; and

(ii) deliver to the Trustee an accounting with respect to the books and records delivered to the Trustee or the Successor Manager.

Notwithstanding such termination (but subject in all cases to Section 10), the Collateral Manager shall remain liable to the extent set forth herein for its acts or omissions hereunder arising prior to termination and for any expenses, losses, damages, liabilities, demands, charges and claims (including reasonable attorneys’ fees) in respect of or arising out of a breach of the representations and warranties made by the Collateral Manager in Section 17(b) or from any failure of the Collateral Manager to comply with the provisions of this Section 16.

(b) The Collateral Manager agrees that, notwithstanding any termination, it shall reasonably cooperate in any Proceeding arising in connection with the Transaction Documents or any of the Assets (excluding any such Proceeding in which claims are asserted against the Collateral Manager or any of its Affiliates) so long as the Collateral Manager shall have been offered security, indemnity or other provision against the cost, expenses and liabilities that might be incurred in connection therewith reasonably satisfactory to it and a reasonable per diem fee.

Section 17. Representation, Warranties and Covenants.

(a) The Issuer hereby represents, warrants and covenants to the Collateral Manager as follows as of the date hereof:

(i) The Issuer has been duly formed and is validly existing under the laws of Delaware, has the full power and authority to own its assets and the securities proposed to be owned by it and included in the Assets and to transact the business in which it is presently engaged and is duly qualified under the laws of each jurisdiction where its ownership or lease of property, the conduct of its business or the performance of this Agreement, the Indenture and the Debt require such qualification, except for those jurisdictions in which the failure to be so qualified, authorized or licensed would not have a material adverse effect on the Issuer.

(ii) The Issuer has full limited liability company power and authority to execute, deliver and perform the Transaction Documents and all obligations required under the Transaction Documents and has taken all necessary action to authorize the Transaction Documents on the terms and conditions hereof and thereof and the execution, delivery and performance of the Transaction Documents and the performance of all obligations imposed upon it hereunder and thereunder. No consent of any other person, including, without limitation, shareholders and creditors of the Issuer, and no license, permit, approval or authorization of, exemption by, notice or report to, or registration, filing or declaration with, any governmental authority, other than those that may be required under state securities or “blue sky” laws and those that have been or shall be obtained in connection with the Indenture, is required by the Issuer in connection with the Transaction Documents or the execution, delivery, performance, validity or enforceability of the Transaction Documents or the obligations imposed upon it hereunder or thereunder. This Agreement constitutes, and each instrument or document required hereunder, when executed and delivered hereunder, shall constitute, the legally valid and binding obligation of the Issuer enforceable against the Issuer in accordance with its terms, subject, as to enforcement, to (A) the effect of bankruptcy, insolvency or similar laws affecting generally the enforcement of creditors’ rights and (B) general equitable principles.

(iii) The execution, delivery and performance of this Agreement and the documents and instruments required hereunder will not violate any provision of any existing law or regulation binding on the Issuer, or any order, judgment, award or decree of any court, arbitrator or governmental authority binding on the Issuer, or the Governing Instruments of, or any securities issued by, the Issuer or of any mortgage, indenture, lease, contract or other agreement, instrument or undertaking to which the Issuer is a party or by which the Issuer or any of its assets is or may be bound, the violation of which would have a material adverse effect on the business, operations, assets or financial condition of the Issuer, and will not result in or require the creation or imposition of any lien on any of its property, assets or revenues pursuant to the provisions of any such mortgage, indenture, lease, contract or other agreement, instrument or undertaking (other than the lien of the Indenture).

(iv) The Issuer is not an “investment company” required to register under the Investment Company Act.

(v) The information contained in the Offering Circular, other than the Collateral Manager Information, as of the date thereof did not and, as of the Closing Date, does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made as to statements in or omissions from the Offering Circular described in Section 10(a)(ii).

(b) The Collateral Manager hereby represents, warrants and covenants to the Issuer as follows as of the date hereof:

(i) The Collateral Manager is a Delaware statutory trust duly organized, validly existing and in good standing under the laws of the state of Delaware and has full power and authority to own its assets and to transact the business in which it is currently engaged and is duly qualified and in good standing under the laws of each jurisdiction where its ownership or lease of property or the conduct of its business requires, or the performance of its obligations under this Agreement and the provisions of the Indenture applicable to it would require, such qualification, except for those jurisdictions in which the failure to be so qualified, authorized or licensed would not have a material adverse effect on the business, operations, assets or financial condition of the Collateral Manager or on the ability of the Collateral Manager to perform its obligations under, or on the validity or enforceability of, this Agreement and the provisions of the Indenture applicable to the Collateral Manager.

(ii) The Collateral Manager has full power and authority to execute, deliver and perform this Agreement and all obligations required hereunder and under the provisions of the Indenture applicable to the Collateral Manager, and has taken all necessary action to authorize this Agreement on the terms and conditions hereof and the execution, delivery and performance of this Agreement and the performance of all obligations imposed on it hereunder and under the terms of the Indenture. No consent of any other person, including, without limitation, shareholders and creditors of the Collateral Manager, and no license, permit, approval or authorization of, exemption by, notice or report to, or registration, filing or declaration with, any governmental authority is required by the Collateral Manager in connection with the execution, delivery, performance, validity or enforceability of this Agreement or the provisions of the Indenture applicable to the Collateral Manager. Each Transaction Document to which the Collateral Manager is a party has been executed and delivered by the Collateral Manager (by its duly authorized officer), and constitutes the valid and legally binding obligation of the Collateral Manager enforceable against the Collateral Manager in accordance with its terms, subject, as to enforcement, to (A) the effect of bankruptcy, insolvency or similar laws affecting generally the enforcement of creditors’ rights and (B) general equitable principles.

(iii) The execution, delivery and performance of this Agreement, and the terms of the Indenture applicable to the Collateral Manager and the documents and instruments required hereunder or under such terms of the Indenture will not violate or conflict with any provision of any existing law or regulation binding on the Collateral Manager, or any order, judgment, award or decree of any court, arbitrator or governmental authority binding on the Collateral Manager, or the Governing Instruments of, or any securities issued by, the Collateral Manager or of any mortgage, indenture, lease, contract or other agreement, instrument or undertaking to which the Collateral Manager is a party or by which the Collateral Manager or any of its assets may be bound, the violation of which would have a material adverse effect on the business, operations, assets or financial condition of the Collateral Manager or its ability to perform its obligations under this Agreement, and do not result in or require the creation or imposition of any lien on any of its property, assets or revenues pursuant to the provisions of any such mortgage, indenture, lease, contract or other agreement, instrument or undertaking.

(iv) There is no charge, investigation, action, suit or proceeding before or by any court pending or, to the best knowledge of the Collateral Manager, threatened that, if determined adversely to the Collateral Manager, would reasonably be expected to have a material adverse effect upon the business operations, assets or financial condition of the Collateral Manager or upon the performance by the Collateral Manager of its duties under, or on the validity or enforceability of, this Agreement or the provisions of the Indenture applicable to the Collateral Manager thereunder.

(v) The Collateral Manager is not in violation of its Governing Instruments or in breach or violation of or in default under any contract or agreement to which it is a party or by which it or any of its assets may be bound, or any applicable statute or any rule, regulation or order of any court, government agency or body having jurisdiction over the Collateral Manager or its properties, the breach or violation of which or default under which would have a material adverse effect on the validity or enforceability of this Agreement or the provisions of the Indenture applicable to the Collateral Manager, or the performance by the Collateral Manager of its duties hereunder or thereunder

(vi) The Collateral Manager Information as of the date of the Offering Circular did not and as of the date hereof does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(c) So long as the Secured Notes are Outstanding, the Collateral Manager shall indirectly retain, via its 100% ownership of all of the equity interests in the Depositor, 100% of the Outstanding Subordinated Notes and shall not transfer, and cause and permit the Depositor to transfer, such Subordinated Notes unless it receives in connection with such proposed transfer written advice of counsel of nationally recognized standing in the United States that is experienced in such matters to the effect that such proposed transfer will not require the Collateral Manager to register as an investment adviser under the Advisers Act.

Section 18. Notices.

Unless expressly provided otherwise herein, all notices, requests, demands and other communications required or permitted under this Agreement shall be in writing (including, without limitation, by telecopy or electronic mail receipt of which has been confirmed) and shall be deemed to have been duly given, in the case of a telecopy notice or electronic mail receipt of which has been confirmed, when received in legible form, or when personally delivered, or in the case of a mailed notice by prepaid overnight delivery or first class postage prepaid, upon receipt, transmitted or addressed as set forth in the Indenture.

Any party may alter the address, electronic mail or telecopy number to which communications or copies are to be sent by giving notice of such change in conformity with the provisions of this Section 18 for the giving of notice.

Section 19. Binding Nature of Agreement; Successors and Assigns.

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and permitted assigns as provided herein.

Section 20. Entire Agreement; Amendments.

This Agreement and the Indenture contain the entire agreement and understanding among the parties hereto with respect to the subject matter hereof, and supersede all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof. The express terms hereof and thereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof or thereof. This Agreement may be modified or amended by an agreement in writing executed by the parties hereto, (a) without the consent of the Trustee or the Holders, to correct any inconsistencies, typographical or other errors, defects or ambiguities or to conform the agreement to the Offering Circular or the Indenture or (b) with the consent of a Majority of the Controlling Class and a Majority of the Subordinated Notes, for any other purpose. Notice of any amendment shall be given to the Trustee (for forwarding to each Holder) and the Rating Agency.

Section 21. Conflict with the Indenture.

In the event that this Agreement requires any action to be taken with respect to any matter and the Indenture requires that a different action be taken with respect to such matter, and such actions are mutually exclusive, the provisions of the Indenture in respect thereof shall control.

Section 22. Priority of Payments.

The Collateral Manager agrees that the payment of all amounts to which it is entitled pursuant to this Agreement and the Indenture shall be due and payable only in accordance with the Priority of Payments set forth in the Indenture and only to the extent funds are available for such payments in accordance with such Priority of Payments. The Collateral Manager hereby consents to the assignment of this Agreement as provided in the Indenture.

Section 23. Governing Law; Submission to Jurisdiction; Venue

THIS AGREEMENT WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. With respect to any suit, action or proceeding relating to this Agreement (each, a “Proceeding”), each party irrevocably, to the fullest extent permitted by applicable law, (i) submits to the non-exclusive jurisdiction of the courts of the State of New York and the United States District Court located in the City and County of New York and (ii) waives any objection which it may have at any time to the laying of venue of any Proceedings brought in any such court, waives any claim that such Proceedings have been brought in an inconvenient forum and further waives the right to object, with respect to such Proceedings, that such court does not have any jurisdiction over such party. Nothing in this Agreement precludes either party from bringing Proceedings in any other jurisdiction, nor will the bringing of Proceedings in any one or more jurisdictions preclude the bringing of Proceedings in any other jurisdiction.

THE PARTIES HERETO IRREVOCABLY CONSENT TO THE SERVICE OF ANY AND ALL PROCESS IN ANY ACTION OR PROCEEDING BY THE MAILING OR DELIVERY OF COPIES OF SUCH PROCESS TO EACH SUCH PARTY AS PROVIDED IN SECTION 18. THE PARTIES HERETO AGREE THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

Section 24. Jury Trial.

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 25. Waivers.

Neither the failure nor any delay on the part of any party hereto to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

Section 26. Costs and Expenses.

Except as may otherwise be agreed in writing, the reasonable out-of-pocket costs and expenses (including the fees and disbursements of counsel and accountants) incurred by each party in connection with the negotiation and preparation of and the execution of this Agreement, and all matters incident thereto, shall be borne by the Issuer.

Section 27. Captions.

The captions and section headings appearing herein are for convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation hereof.

Section 28. Execution in Counterparts.

This Agreement may be executed in any number of counterparts by facsimile, electronic mail or other written form of communication, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories. Electronic delivery of an executed counterpart will be effective as delivery of a manually executed counterpart of this Agreement.

Section 29. Severability.

The provisions of this Agreement are independent of and separable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

Section 30. Third Party Beneficiaries.

The Issuer and the Collateral Manager agree that the Indemnified Parties, the Trustee and the holders of the Subordinated Notes are intended third party beneficiaries of this Agreement. Except as expressly provided in the immediately preceding sentence, no person or entity (including, without limitation, any other Holder) is or shall be deemed to be a third-party beneficiary of this Agreement or of any of the duties and obligations of any party contained in this Agreement.

Section 31. Survival.

(a) Sections 6, 8, 10, 16, 20, 22, 23, 24, 26, 29, 30, 32 and 33 shall survive the execution and delivery and any termination or assignment of this Agreement or resignation or removal of the Collateral Manager.

(b) Each representation and warranty made or deemed to be made herein or pursuant hereto, and each indemnity provided for hereby, shall survive the execution and delivery and any termination or assignment of this Agreement or resignation or removal of the Collateral Manager for two years after such event and then be of no further force or effect except with respect to claims made prior to such termination.

Section 32. Miscellaneous.

In connection with taking or omitting any action under the Indenture or this Agreement, the Collateral Manager may consult with counsel, and shall be reimbursed therefor as provided in Section 8, and may rely in good faith on the advice of such counsel or any opinion of counsel.

Section 33. No Recourse; No Petition.

(a) The Collateral Manager hereby acknowledges and agrees that the Issuer’s obligations hereunder will be solely the corporate obligations of the Issuer, and the Collateral Manager will not have any recourse to any of the direct or indirect directors, officers, employees, holders of Issuer membership interests, members, managers or Affiliates of the Issuer with respect to any claims, losses, damages, liabilities, indemnities or other obligations in connection with any transactions contemplated hereby. Notwithstanding any other provision hereof, the Collateral Manager agrees that recourse in respect of any obligations of the Issuer hereunder will be limited to the proceeds of the Assets as applied in accordance with the Priority of Payments under the Indenture, and on the exhaustion thereof all obligations of, and claims against, the Issuer arising from this Agreement or any transactions contemplated hereby shall be extinguished and shall not thereafter revive.

It is further understood that the foregoing provisions shall not limit the right of the Collateral Manager to name the Issuer as a party defendant in any action or suit or in the exercise of any other remedy hereunder, so long as no judgment seeking personal or other liability, in either case other than to the extent of the foregoing limited recourse provision, shall be asked for or (if obtained) enforced against any such Person or entity.

(b) Neither the Collateral Manager nor any other Indemnified Party shall institute against, or join any other Person in instituting against, the Issuer any bankruptcy, reorganization, arrangement, insolvency, winding-up, moratorium or liquidation proceedings, or other proceedings under federal or state bankruptcy or similar laws of any jurisdiction until at least one year (or, if longer, the applicable preference period then in effect) plus one day after the payment in full of all Debt issued under the Indenture; provided, however, that nothing in this Section 33(b) shall preclude, or be deemed to estop, the Collateral Manager or any other Indemnified Party (A) from taking any action prior to the expiration of such period in (x) any case or proceeding voluntarily filed or commenced by the Issuer or (y) any involuntary insolvency proceeding filed or commenced against the Issuer by a Person other than the Collateral Manager or its Affiliates or such Indemnified Party, or (B) from commencing against the Issuer or any of its properties any legal action that is not a bankruptcy, reorganization, arrangement, insolvency, winding-up, moratorium or liquidation proceeding.

(c) The provisions of Section 14.13 of the Indenture are hereby incorporated herein by reference, mutatis mutandis, as if set forth fully herein.

Section 34. [Reserved].

Section 35. OFAC.

The Collateral Manager covenants and represents that neither it nor any of its affiliates, subsidiaries, directors or officers (a) are the target or subject of any sanctions enforced by the US Government, (including, the Office of Foreign Assets Control of the US Department of the Treasury (“OFAC”)), the United Nations Security Council, the European Union, HM Treasury, or other relevant sanctions authority (collectively “Sanctions”) and (b) will use any payments made pursuant to the Indenture or this Agreement (i) to fund or facilitate any activities of or business with any person who, at the time of such funding or facilitation, is the subject or target of Sanctions, (ii) to fund or facilitate any activities of or business with any country or territory that is the target or subject of Sanctions, or (iii) in any other manner that will result in a violation of Sanctions by any Person.

IN WITNESS WHEREOF, the parties hereto have executed this COLLATERAL MANAGEMENT AGREEMENT as of the date first written above.

HPS CORPORATE LENDING FUND

By: HPS Advisors, LLC, its advisor

By:	_/s/ Edward Dale
Name: Edward Dale
Title: Managing Director

HLEND CLO 2024-2, LLC

By: HPS Corporate Lending Fund, its Manager

By: HPS Advisors, LLC, its advisor

By:	_/s/ Edward Dale
Name: Edward Dale
Title: Managing Director

HLEND CLO 2024-2 – Signature Page to Collateral Manager Agreement